AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the “Agreement”) entered into as of June 20, 2016 (“Effective Date”), by LIFELOGGER TECHNOLOGIES CORP., a Nevada corporation (the “Company”), on the one hand, and PIXORIAL, INC., a Colorado corporation (“Pixorial”), and ANDRES ESPINIERA (“Andres”), on the other. Each of the Company, Pixorial and Andres may also be referred to herein as a “Party, and, collectively, as the “Parties.”

WITNESSETH

WHEREAS, the Parties entered into that certain Asset Purchase Agreement dated November 10, 2015 (the “Agreement”); and

WHEREAS, the Parties entered into the First Amendment to Asset Purchase Agreement dated March 30, 2016 (the “First Amendment”). The Agreement and the First Amendment are collectively referred to as the “Original Agreement”; and

WHEREAS, the Parties wish to amend and restate the Agreement as hereinafter set forth; and

WHEREAS, Pixorial had been engaged in the business of offering online user-friendly tools and applications to access, download, edit, tag, process, store, organize and share videos, photos and music from any device (the “Business”) and desires to sell, transfer and assign to the Company, and Company desires to purchase certain of the assets of Pixorial set forth on Exhibit A and as set forth in Section hereof (the “Assets”) in accordance with the terms and subject to the conditions set forth in this Agreement (the “Transactions”).

NOW, THEREFORE, in consideration of the promises, the reciprocal representations, warranties and covenants, and subject to the conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, hereby agree as follows:

1. Purchase and Sale of Assets

1.1 Agreement to Purchase and Sell Assets. Subject to the conditions express herein, Pixorial hereby agrees to sell, assign and deliver to the Company as of the Closing (as defined below), free and clear of all liens, pledges, options, claims, title defects, encumbrances, charges and other restrictions of every kind (collectively, the “Liens”), and the Company hereby agrees to acquire and accept assignment and delivery of from Pixorial, all right, title and interest of Pixorial in and to the Assets, together with any replacements thereof and additions thereto made between the date hereof and the Closing including the following (collectively, the “Assets”):

(a) The trademark set forth in Schedule 1.1(a) (the “Acquired Intellectual Property”); and

(b) The customer listed associated with the Business.

1.2 No Assumption of Liabilities. The parties acknowledge and agree that the Company shall not assume any of Pixorial’s liabilities or obligations, whether accrued, absolute, contingent or otherwise including, without limitation, any liability or obligation with respect to (collectively, “Pixorial’s Obligations”), including the following:

(a) any product liability or similar claim for injury to persons or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty or agreement made by the Pixorial or its agents, or which is imposed by operation of law or otherwise, in connection with any sales or service performed by or on behalf of the Pixorial on or prior to the Closing Date;

(b) any liability or obligations to any current or former employees, agents, independent contractors or creditors of the Pixorial (other than those set forth above under Assumed Liabilities) or under any plan or arrangement with respect thereto, including, without limitation, liabilities and obligations (A) under any life, health, accident, disability or any other employee benefit plan, and (B) under any pension, profit sharing, stock bonus, deferred compensation, retirement, bonus or other current or former employee compensation or pension benefit plan or post-retirement benefit plan to which the Pixorial is a party or under which the Pixorial has any obligation, or which is maintained, or to which contributions have been made, by the Pixorial or any predecessor or any corporation which is a controlled group or corporations of which the Pixorial are a member, or any trade or business (whether or not incorporated) under common control with the Pixorial, and (C) for wages, salaries, bonuses, commissions, severance, sick pay, vacation or holiday pay, overtime or other benefits;

(c) any liabilities for any tax, assessment or other governmental imposition of any type or description, including, without limitation, any federal income or excess profits taxes or state or federal income, sales, use, excise, ad valorem or franchise taxes, together with any interest, assessments and penalties thereon arising out of or attributable to the conduct of the Pixorial’s operations and the Business prior to the Closing Date or the Pixorial’s or its shareholders’ federal income or capital gain taxes or state, or local income or franchise taxes arising by virtue of the transactions contemplated by this Agreement or otherwise;

(d) any liability (i) which arises out of or in connection with any breach or default by the Pixorial occurring prior to the Closing under any of the Contracts, (ii) which arises out of or in connection with any violation by the Pixorial of any requirement of law prior to the Closing Date, (iii) which relates to the Assets (including those arising under the Contracts) to the extent relating to periods prior to the Closing Date;

(e) any liability arising out of or in connection with litigation or other legal proceedings, claims or investigations related to the Pixorial or the Business and operations, regardless of when made or asserted, including, without limitation, contract, tort, intellectual property, infringement or misappropriation, crime, fraudulent conveyance, workers’ compensation, product liability or similar claim for injury to persons or property which arises out of or is based upon any express or implied warranty, representation or agreement of the Pixorial or its employees or agents, or which is imposed by law or otherwise; and

(f) any trade payables or other costs of operating the Business prior to the Closing Date.

2. Purchase Price Consideration

2.1 Purchase Price. Subject to the terms and conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants of the parties hereto, the Assets shall be sold by the Pixorial and shall be purchased by the Company in exchange for 2,600,200 shares of the Company’s unregistered Common Stock, par value $.001 per share (the “Shares”). The Shares shall be allocated among the Pixorial Shareholders and Secured Creditors as set forth on Schedule 2.1.

2.2 Allocation of Purchase Price. Schedule 2.2 hereof, which will be attached prior to the Closing Date, sets forth allocations of the value of the Shares (the “Purchase Price Consideration”) among the Assets, which shall be used by the Parties for purposes of reporting the applicable elements of the Transaction to the Internal Revenue Service (the “IRS”) on Form 8594.

3. Closing

3.1 Closing. The closing (the “Closing” or “Closing Date”) of the transactions contemplated by this Agreement shall take place no later than July 15, 2016 at such place designated by the Company subject to the satisfaction of all conditions precedent described in Sections 8 and 9 hereof.

3.2 Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

(a) Pixorial shall deliver to the Company evidence reasonably satisfactory to the Company that each of the conditions to the obligations of the Company set forth in Section 8 of this Agreement has been satisfied and a certificate of an officer of Pixorial to such effect;

(b) The Company shall deliver to Pixorial evidence reasonably satisfactory to Pixorial that each of the conditions to the obligations of Pixorial set forth in Section 9 of this Agreement has been satisfied and a certificate of an officer of the Company to such effect;

(c) Each of Pixorial and the Company shall deliver to the other a copy of the resolutions of its respective boards of directors, certified by their respective Secretary or Assistant Secretary and, as to Pixorial, also the consent of its shareholders and the Secured Creditors (as hereinafter defined), authorizing the transactions contemplated by this Agreement;

(d) Each of Pixorial and the Company shall deliver to the other a good standing certificates (or certificate of status or compliance) of such party (which is dated not more than 15 days prior to the Closing);

(e) Pixorial shall deliver to the Company a Bill of Sale and Assignment conveying all its right, title and interest in and to the Assets in the form attached hereto as Exhibit B, as well as such other customary instruments and documents and certificates reasonably satisfactory to the Company as shall be sufficient to vest in the Company good, valid and marketable title to the Assets, free and clear of all Liens;

(f) The Company shall deliver the Shares within 5 business days after the Closing Date as provided for in Section 2.1; and

(g) Each of the Company and Pixorial shall execute and deliver documents acknowledging receipt from the other, respectively, of the Assets and the Shares.

4. Representations and Warranties of Pixorial and Andres

In order to induce the Company to enter into this Agreement and to consummate the transactions contemplated under this Agreement, Pixorial and Andres, jointly and severely, make the following representations, warranties and covenants, each of which is relied upon by Company in consummating the transactions contemplated hereby regardless of any other investigation made or information obtained by the Company:

4.1 Organization, Power and Authority. Pixorial is a corporation duly organized, validly existing and in good standing under the laws of Colorado and is duly registered, licensed or qualified to carry on its business in each jurisdiction in which in which it conducts business or the ownership of their assets requires such registration, license or qualification. Pixorial has full corporate power and authority (a) to own or lease its properties and to carry on its business as it is now being conducted, (b) to enter into this Agreement and, subject to the Consents (as defined in Section 4.2) to assign, transfer and deliver the Assets to the Company as provided in this Agreement, and (c) to perform the other transactions and agreements contemplated by this Agreement.

4.2 Consents. Except for the consents set forth in Schedule 4.2, including those of the Secured Creditors (the “Consents”), no consent, action, permit, license, approval or authorization of is required or necessary to be obtained by Pixorial in connection with the execution, delivery and performance of this Agreement.

4.3 Good Title to and Condition of the Assets. Pixorial has good and marketable title to the Assets, free and clear of all Liens. There are no unpaid taxes or other matters which are or could become a Lien on the Assets.

4.4 Acquired Intellectual Property. Schedule 1.1(a) sets forth a list of all of the Acquired Intellectual Property. Except as set forth in Schedule 1.1(a), during the two (2) years preceding the date of this Agreement, to the knowledge of Pixorial and Andres (i) no claim has been asserted or threatened against Pixorial to the effect that the operation of the Business or the use or registration of the Acquired Intellectual Property infringes upon or conflicts with the rights of any person, (ii) no claim has been asserted or notice of infringement given, by Pixorial against any person, and (iii) no restrictions exist relating to the Acquired Intellectual Property in connection with their use for the operation of the Business.

4.5 Compliance With Laws; Litigation. There exist no violations of local laws or orders of any Governmental Authority in respect of the Assets and the conduct of the Business, which could result in an effect reasonably likely to affect Pixorial, the Assets or the Business, to the extent of $500.00 for any single item. There exist no actions, suits, claims, proceedings or inquiries of a Governmental Authority pending or threatened relating to the Business or the Assets.

4.6 Litigation and Proceedings. Except as disclosed on Schedule 4.6, for the two year period prior to the date of this Agreement and presently there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Pixorial and Andres after reasonable investigation, threatened by or against Pixorial or affecting Pixorial or the Assets, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Neither Pixorial nor Andres have any knowledge of any material default on their part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

4.7 Information. The information concerning Pixorial set forth in this Agreement and the Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, Pixorial and Andres have fully disclosed in writing to Company (through this Agreement or the Schedules) all information relating to matters involving Pixorial, its Business and assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $500.00, (ii) have led or may lead to a competitive disadvantage on the part of Pixorial or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Pixorial, the Assets, or the Business, its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

4.8 Securities Laws Representations.

(a) Receipt of Information. Pixorial has received all documents, records, books and other information pertaining to the Shares that has been requested by Pixorial, including without limitation, registration statements, information statements and other reports filed by the Company with the SEC.

(b) No Advertising. At no time was Pixorial presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting in connection with the transactions contemplated under this Agreement.

(c) Investment Experience. Pixorial acknowledges that the shares of the Shares are highly speculative in nature and Pixorial has such sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment. In connection with the delivery of the Shares, Pixorial has not relied upon the Company for investment, legal or tax advice, or other professional advice, and has in all cases sought or elected not to seek the advice of its own personal investment advisers, legal counsel and tax advisers. Pixorial is able to bear the economic risk and withstand a complete loss of the investment and it can otherwise be reasonably assumed to have the capacity to protect its own interest in connection with its investment in the Shares.

(d) Investment Purposes. Pixorial is acquiring the Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in the amount of Shares Pixorial is acquiring herein. Further, Pixorial does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the restricted Shares Pixorial is acquiring;

(e) Restricted Securities. Pixorial understands that the Shares have not been, and will not be, registered under the Securities Act (as hereinafter defined), and are being sold in reliance upon a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Pixorial’s representations as expressed herein. Pixorial understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Pixorial must hold the Shares indefinitely until the shares are registered with the SEC (as hereinafter defined) and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Pixorial acknowledges that the Company has no obligation to register or qualify the Shares. Pixorial further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements imposed under Rule 144 (as hereinafter defined) and which the Company is under no obligation and may not be able to satisfy. The foregoing provisions notwithstanding, the Company agrees that it shall take no action to cause the Shares to become canceled, voided or revoked, or the issuance thereof to be voided or terminated. Furthermore, the Company agrees to assist in the clearance of the Shares of restriction upon presentation of any Rule 144 application by Pixorial or its broker, including, without limitation, (i) authorizing the Company’s transfer agent to remove the restrictive legend, (ii) expediting the acquisition of a legal opinion from the Company’s authorized counsel at the Company’s expense, (iii) delivering any additional documentation that may be required by Pixorial, its broker or the transfer agent in connection with the legend removal request, including Rule 144 share representation letters and a resolution of the Board of Directors evidencing proper issuance of the Shares, and (iv) cooperating and communicating with Pixorial, its broker and the transfer agent in order to clear the Shares of restriction as soon as reasonably possible.

(f) Legends. Pixorial understands that the Shares may bear one or all of the following legends:

(i) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

For purposes of this Agreement, the term “Rule 144” means Rule 144 promulgated by the Securities Exchange Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such rule; the term “SEC” means the U.S. Securities and Exchange Commission, and the term “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

5. Representations and Warranties of the Company.

The Company represents and warrants to Pixorial that:

5.1 Corporate Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has full corporate power and authority to perform the transactions and agreements contemplated by this Agreement.

5.2 Authorization; Binding Obligation: Consents. The execution, delivery and performance of this Agreement have been authorized by all necessary corporate, shareholder and legal action on the part of the Company. This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

6. Additional Covenants of Pixorial.

6.1 Conduct of Business Pending the Closing. After the execution and delivery of this Agreement and until the Closing, except as otherwise permitted by this Agreement or as provided by the prior written consent of the Company:

(a) Pixorial will not create or allow to any Liens to encumber the Assets.

(b) Pixorial shall not lease, sell, transfer or otherwise dispose of any of the Assets.

6.2 Consents. Pixorial and Andres shall use their respective best efforts to obtain, so as not to delay the Closing, all consents, approvals and authorizations necessary to effectuate the transactions contemplated by this Agreement, including the Consents of the Secured Creditors, in the form acceptable to the Company.

6.3 Inconsistent Actions. Prior to the Closing, Pixorial will not (a) take any action inconsistent with its obligations under this Agreement or which would hinder or delay consummation of the transactions contemplated hereby, or (b) enter into or conduct any discussions or encourage, solicit, initiate or participate in discussions or negotiations with, or provide information to, any other party concerning the transactions contemplated by this Agreement or otherwise with respect to the Assets or the Business and shall promptly advise the Company of any solicitations with respect to such matters.

6.4 Notification. Between the date of this Agreement and the Closing Date, Pixorial shall promptly notify the Company in writing if it becomes aware of any fact or condition which renders or will render any representation untrue or incorrect or breaches, or will cause a breach of, any warranty or covenant made by Pixorial in this Agreement. Should any such fact or condition require any change in the Schedules hereto, Pixorial shall deliver to the Company a supplement(s) to the Schedules specifying such change(s). Delivery of such supplements shall be for information purposes only and shall not modify in any such respect any representation, warranty, covenant or condition contained herein.

6.5 Confidentiality. Pixorial and Andres agree that each will, and will cause Pixorial’s other relevant officers, other personnel and authorized representatives to, hold in strict confidence all information obtained from the Company or which relates to this Agreement (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority other than a result of a breach of this covenant) and will not, and will ensure that such other persons do not, disclose such information to others without the prior written consent of the Company, provided that Pixorial may provide such data and information: (a) in connection with obtaining any of the consents necessary to consummate the transactions contemplated by this Agreement; (c) in any filing required of Pixorial by a regulatory authority; and (c) in response to legal process or applicable government regulations, but only that portion of the data and information which, in the written opinion of Pixorial ’s counsel, is legally required to be furnished and further provided that Pixorial notifies the Company of its obligation to provide such confidential information and fully cooperates with the Company to protect the confidentiality of such data and information pursuant to the applicable provisions of the U.S. Freedom of Information Act. If this Agreement is terminated for any reason, none of Pixorial, Andres or such other persons shall use Company’s information and shall promptly return to the Company or destroy all tangible evidence thereof, including copies, which have been furnished to Pixorial or such other persons.

6.6 Acquired Intellectual Property. Pixorial agrees to execute on or before the Closing Date all necessary documents with respect to the assignment of all Acquired Intellectual Property owned by Pixorial to Company (including, without limitation, registrations and pending registrations thereof). Pixorial agrees that at any time from and after the Closing Date, upon the written request of the Company, its successors, legal representatives or assigns they will use commercially reasonable efforts to communicate with the Company, its successors, legal representatives and assigns all information known to them relating to the Acquired Intellectual Property, and that it will execute and deliver any papers, make rightful oaths, testify in any legal proceedings, and perform all other lawful acts reasonably deemed necessary or desirable by the Company, its successors, legal representatives or assigns, to secure, convey or perfect the Company’s rights to the Acquired Intellectual Property and to enforce or defend the Company’s and its assigns’ rights in and to the Acquired Intellectual Property or assist the Company, its successors, legal representatives or assigns in obtaining or enforcing their rights to the Acquired Intellectual Property. Pixorial also agrees to promptly forward to the Company Acquired Intellectual Property notices of renewal and all other correspondence related to such registrations or applications received by Pixorial .

7. Additional Covenants of the Company.

7.1 Consents. The Company shall use commercially reasonable efforts to obtain, so as not to delay the Closing, all consents, approvals and authorizations necessary to effectuate the transactions contemplated by this Agreement, including the Consents and consents of the Secured Creditors; provided, however, that nothing herein shall obligate the Company to pay any fees for such assignment of the Contracts.

7.2 Confidentiality. The Company agrees that it will, and will cause its officers, other personnel and authorized representatives to, hold in strict confidence all data and information obtained from Pixorial (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority other than a result of a breach of this covenant) and will not, and will ensure that such other persons do not, disclose such information to others without the prior written consent of Pixorial, provided that the Company may provide such data and information: (a) to any financial institution, investment banking firm, banking institution or investors providing financing or contemplating providing financing to the Company for the purposes hereof; (b) in connection with obtaining any of the consents necessary by a regulatory authority; and (d) in response to legal process or applicable government regulations, but only that portion of the data and information which, in the written opinion of the Company, is legally required to be furnished and further provided that the Company notifies Pixorial of its obligation to provide such confidential information and fully cooperates with Pixorial to protect the confidentiality of such data and information pursuant to the applicable provisions of the Freedom of Information Act. If this Agreement is terminated for any reason, the Company and such other persons shall not use Pixorial information and shall promptly return to Pixorial or destroy all tangible evidence thereof, including copies, which have been furnished to the Company or such other persons.

8. Conditions to the Obligations of the Company.

The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

8.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Pixorial and Andres in this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date. Pixorial and Andres shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing and shall have delivered to the Company copies of resolutions adopted by the board of directors and, if necessary, shareholders of Pixorial authorizing the transactions contemplated by this Agreement, as well as any consents required to consummate such transactions and completed its undertaking set forth in Section 6.

8.2 No Adverse Action. There shall not be pending or threatened any action before any court or other Governmental Authority which shall seek to prohibit or invalidate the delivery of the Assets to the Company, or which might adversely affect the right of the Company to operate the Business. The Business shall not have been materially affected by any event or circumstance after the date of this Agreement.

8.3 Certified Resolutions. Pixorial shall have delivered to the Company copies of resolutions adopted by the board of directors of Pixorial and its shareholders authorizing the transactions contemplated by this Agreement, certified as of the Closing by a Secretary or Assistant Secretary of Pixorial.

8.4 Receipt of Necessary Consents. All consents, waivers, estoppel letters, authorizations or approvals of third parties and governmental entities with respect to any of the transactions contemplated by this Agreement, including, without limitation, consent of the Secured Creditors, the Pixorial Shareholders, consent to assignment of the Contracts, with such amendments to the Contracts as the Company deems appropriate, where required shall have been obtained and confirmed by written evidence reasonably satisfactory to the Company. In the event any necessary consent and/or amendment is not obtained prior to the Closing and the Company elects to close this transaction, the same shall not constitute a waiver of the Company’s rights and Pixorial and Andres will nonetheless (a) continue to use commercially reasonable efforts to obtain the necessary consents and/or amendment, and (b) cooperate with the Company in any interim arrangement necessary to obtain for the Company the practical benefits of the Contracts or other arrangement for which the consent has not been obtained.

8.5 Searches. Pixorial shall have delivered to the Company prior to the Closing Date the results of a lien, bankruptcy, judgment and litigation searches dated no earlier than 10 days prior to the date of delivery thereof to the Company with respect to Pixorial and the Assets.

8.6 Discharge of Liens. Pixorial shall have delivered to the Company evidence in form and substance satisfactory to the Company and the Company’s counsel that all Pixorial ’s Obligations and Liens affecting the Assets have been discharged in full.

8.7 Lock-Up Agreement. The shareholders of Pixorial (the “Pixorial Shareholders”) and the Secured Creditors shall have entered into a Lock-Up Agreement in the form attached hereto as Exhibit C.

8.8 Pixorial Shareholder Consent. Pixorial shall have received the written consent of the Pixorial Shareholders, in a form satisfactory to both Pixorial and the Company, authorizing the sale of the Assets in exchange for the Shares as set forth in Section 2.1 which consent shall include an acknowledgement by the Shareholders of the Securities Laws Representations set forth in Section 4.8.

8.9 Secured Creditor Debt. Siena Pier Ventures 2007 Fund, LLP and Siena Pier Ventures, LLC (the “Secured Creditors”) the holders of certain indebtedness of the Company in the principal amount of $2,025,000 (the “Siena Debt”) shall have agreed to exchange the principal amount and accrued interest of the Siena for the number of shares of the Company’s common stock set forth in Schedule 2.1.

9. Conditions to Obligations of Pixorial and Andres.

The obligations of Pixorial and Andres to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

9.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date. The Company shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing and shall have delivered to Pixorial copies of resolutions adopted by the board of directors of Pixorial authorizing the transactions contemplated by this Agreement.

9.2 Certified Resolutions. The Company shall have delivered to Pixorial copies of resolutions adopted by the board of directors of the Company authorizing the transactions contemplated by this Agreement, certified as of the Closing by a proper officer of the Company.

9.3 Delivery of the Shares. Pixorial or its Shareholders shall have received the number Shares set forth next to their names on Schedule 2.1 as provided for in this Agreement.

9.4 Stock Option Agreement Amendment. The Company shall have amended the Stock Option Agreement awarded to Andres as of November 1, 2015 for 6,000,000 shares of the Company’s common stock by reducing the Option Exercise Price from $0.20 per share to $0.10 per share.

10. Certain Actions After the Closing.

10.1 Further Assurances. After the Closing, upon the reasonable request of the other, each party shall execute and deliver all further documents and instruments and shall take such other steps as may be reasonably necessary to effectuate the transactions contemplated hereby. In addition, each party shall cooperate with and provide information, records, documents and assistance with respect to claims or liabilities that may arise after the Closing.

10.2 Cooperation. Andres will cooperate with Company to the fullest extent possible without further compensation (but in no event more than five hours each 30 days) for a period of up to 90 days after Closing Date as may be reasonably required by Company with respect to the operation of Pixorial ’s business. The Company will designate an officer or other management person to act as a liaison with Andres to obtain his cooperation in this regard.

11. Indemnification.

11.1 Indemnity by Pixorial and Andres. Subject to the limitation provided for in Section 11.3(b), Pixorial and Andres, jointly and severally, agree to indemnify and hold the Company and its officers, directors, employees, agents and affiliates (collectively, the “Company Indemnitees”) harmless from all Company Indemnified Liabilities. For this purpose, “Company Indemnified Liabilities” shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Company Indemnitees or any of them arising from, in connection with or as a result of (a) any false or inaccurate representation or warranty made by or on behalf of Pixorial or Andres in or pursuant to this Agreement; (b) any default or breach in the performance of any of the covenants or agreements made by Pixorial or Andres in or pursuant to this Agreement; (c) any default or breach in the performance of any of the covenants or agreements made by Andres in or pursuant to the Consulting Agreement; (d) the operation of the Assets and the Business prior to the Closing Date; (e) any Pixorial ’s Obligations; and (f) any obligation or liability of Pixorial which Company has not assumed.

11.2 Indemnity by the Company. The Company agrees that it will indemnify and hold Pixorial and its officers, directors, employees and agents, including Andres harmless (collectively, the “Pixorial Indemnitees”) from all Pixorial Indemnified Liabilities. For this purpose, “Pixorial Indemnified Liabilities” incurred by Pixorial means all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by Pixorial or Andres, arising from, in connection with or as a result of (a) any false or inaccurate representation or warranty made by or on behalf of the Company in or pursuant to this Agreement; (b) any default or breach in the performance of any of the covenants or agreements made by the Company in this Agreement; or (c) the operation of the Business or the Assets after the Closing Date.

11.3 Procedure for Indemnification.

(a) In the event any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in Company Indemnified Liabilities or Pixorial Indemnified Liabilities, as the case may be, the indemnified party shall give written notice to such effect to the indemnifying party promptly upon becoming aware thereof. In such event, the indemnifying party shall assume full control of the defense thereof and hire counsel (which counsel shall be reasonably satisfactory to the indemnified party) to defend any such demand, claim or lawsuit (provided, however, that the failure to give such Notice shall not relieve the indemnifying party of its obligations hereunder). The indemnified party shall be permitted to participate in such defense at its sole cost and expense, provided that if the indemnifying party proposes that the same counsel represent both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the indemnified party shall have the right to retain its own counsel at the cost and expense of the indemnifying party. In the event that the indemnifying party shall fail to respond within 20 days after receipt of the notice from the indemnified party of any such demand, claim or lawsuit, then the indemnified party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the indemnifying party.

(b) With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid in advance of settlement or final adjudication thereof on a current basis within 30 days of receipt from the indemnified party of such supporting documentation as the indemnifying party may reasonably request. The Company shall have the right to set off the Company Indemnified Liabilities against the Shares issuable pursuant to this Agreement and the Company’s common stock issuable pursuant to the stock options provided for in the Consulting Agreement (the “Option Shares”). The obligations of Pixorial and Andres pursuant to this Section 11 to indemnify the Company for the Company Indemnified Liabilities shall be limited to the Company’s right to set off such amounts against the Shares and the Option Shares.

11.4 Limitations; Survival. The representations, warranties and covenants of the parties shall survive the Closing for a period of three (3) years from the Closing Date, in each such case notwithstanding any investigation made by or on behalf of the Company or Pixorial.

12. Termination.

12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, but not later than the Closing Date:

(a) by mutual written consent of the Company and Pixorial;

(b) by the Company, in its sole discretion, if any of the representations or warranties of Pixorial contained herein are not in all material respects true, accurate and complete or if Pixorial breaches or fails to comply with any covenant or agreement contained herein and Pixorial or Andres fails to cure such breach within 10 days of prior written notice;

(c) by Pixorial , in its sole discretion, if any of the representations or warranties of the Company contained herein are not in all material respects true, accurate and complete or if the Company breaches or fails comply with any covenant or agreement contained herein and the Company fails to cure within 10 days of prior written notice;

(d) by the Company, as provided in Section 6.4 hereof; or

(e) by either party upon written notice to the other in the event that the Closing has not occurred by July 15, 2016, for any reason other than the failure of the party seeking to terminate this Agreement to perform its obligations hereunder or a breach of a representation or warranty by such party herein.

12.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 12.1, written notice thereof shall promptly be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the other party hereto. Notwithstanding such termination, each party shall have the right to seek damages with respect to such termination, and shall not be precluded by the exercise of such termination right from pursuing, subject to the terms of this Agreement and applicable law, any cause of action or other claim it may then or at any time thereafter have against the other party in respect of any breach or default by the other party hereunder.

13. Miscellaneous.

13.1 Amendment and Modification; Assignment; Binding Effect. This Agreement may only be amended by written instrument signed by the parties hereto. No waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Pixorial or Andres shall not assign its rights or delegate its duties hereunder without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

13.2 Entire Agreement. This Agreement and the schedules and exhibits attached hereto constitute the entire agreement of the parties with respect to the sale of the Assets and the other transactions contemplated in this Agreement, and supersede all prior understandings, agreements and oral representations and warranties of the parties with respect to the subject matter of this Agreement.

13.3 Execution in Counterparts, Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any party to this Agreement which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

13.4 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and shall be either hand delivered, delivered by email, mailed by overnight delivery service or by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Pixorial or Andres: Andres Espineira, CEO Pixorial, Inc. 18555 E. Smoky Hill Rd., #461749 Aurora, CO 80015-3105 Email: espineira@spv.email

If to Company:

Lifelogger Technologies Corp.

11380 Prosperity Farms Rd., Ste. 221E

Palm Beach Gardens, FL 33410

Attention: Stewart Garner, CEO

email: stew@lifelogger.com

With a copy to:

Laura Anthony, Esq.

Lazarus Rothstein, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Email: lanthony@legalandcompliance.com

lrothstein@legalandcompliance.com

Any such notice shall be deemed delivered (a) on the date delivered if by personal delivery or by facsimile, or (b) on the date upon which the return receipt is signed or delivery is refused or not deliverable, as the case may be, if mailed. Any party may change the address to which notices under this Agreement are to be sent to it by giving written notice thereof.

13.5 Governing Law. This Agreement will be governed in all respects by the internal laws of the State of Florida (without giving effect to the conflicts of law principles thereof).

13.6 Service of Process; Jurisdiction; Waiver of Jury Trial Rights.

(a) Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by any means permitted pursuant to Section 13.4 above or by any other method provided or permitted under Florida law.

(b) Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in Palm Beach County, Florida over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereby agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon such judgment.

(c) Each party hereto specifically waives any right it might otherwise have to a jury trial with respect to any matter arising under this Agreement.

13.7 Attorneys’ Fees. If any party to this Agreement brings an action to enforce or interpret its rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

13.8 Severability. If any court, arbitrator or administrative agency of a competent jurisdiction finds any provision of this Agreement is illegal, invalid or unenforceable but would be legal, valid or enforceable if some part or parts of it were deleted or modified, or if the period or area of application were reduced, then such provision shall apply automatically with such modification as is necessary to make it legal, valid and enforceable under applicable laws, and otherwise this Agreement shall continue in full force and effect.

13.9 Injunctive Relief. Each party acknowledges and agrees that a breach by either party of any of the covenants or agreements contained herein will result in irreparable and continuing damage to the other party for which there will be no adequate remedy at law. Accordingly, each party hereto agrees that such other party shall be entitled to injunctive relief and/or a decree for specific performance, (without need to post a bond or other security), in addition to all such other relief as may be proper (including monetary damages if appropriate) at law or in equity.

13.10 Interpretation. Each party hereto has reviewed, and has had an adequate opportunity to have its attorney review, this Agreement. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

13.11 Expenses. Except as otherwise provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection with this Agreement and transactions contemplated by this Agreement shall be paid by the party incurring the expenses.

13.12 Waiver. Any party to this Agreement may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and signed by an officer of the waiving party. No such waiver shall operate or be construed as a waiver of any subsequent act or omission of the parties.

[This space intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:		PIXORIAL:

Lifelogger Technologies Corp.		Pixorial, Inc.
a Nevada corporation		a Colorado corporation

By:	/s/ Stewart Garner	By:	/s/ Andres Espineira
	Stewart Garner	Name:	Andres Espineira
	Chief Executive Officer	Title:	Chairman & CEO

ANDRES:

/s/ Andres Espineira
Andres Espineira

INDEX TO EXHIBITS

Exhibit A	Assets
Exhibit B	Bill of Sale and Assignment
Exhibit C	Form of Lock-Up Agreement

INDEX TO SCHEDULES

Schedule 1.1(a)	Acquired Intellectual Property
Schedule 2.1	Allocation of Shares
Schedule 2.2	Allocation of Purchase Price
Schedule 4.2	Consents
Schedule 4.6	Litigation and Proceedings

Exhibit “A”

LIST OF ASSETS

1. List of users and customers of pixorial.com

2. Trademarks:

a. What’s Your Story ®  (Registration: #4233467 Principal)

Exhibit “B”

BILL OF SALE AND ASSIGNMENT

This BILL OF SALE AND ASSIGNMENT (the “Bill of Sale”), dated this __ day of ____, 2016, is from PIXORIAL, INC., a Colorado corporation (the “Seller”) to LIFLOGGER TECHNOLOGIES CORP., a Nevada corporation (the “Buyer”).

NOW, THEREFORE, pursuant to the terms of the Amended and Restated Asset Purchase Agreement dated as June 20, 2016 between Seller, Andres Espiniera and Buyer (the “Purchase Agreement”) and in consideration of the issuance of 2,600,200 shares of the Buyer’s common stock as provided for the Purchase Agreement and such other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties hereto hereby agree as follows. Capitalized terms used but not defined herein have the meaning given them in the Purchase Agreement.

1. The Seller hereby sells, grants, conveys, assigns, transfers and delivers to Buyer all of Seller’s right, title, and interest in and to the Assets, free and clear of all liens, mortgages, pledges, options, claims, security interests, conditional sales contracts, title defects, encumbrances, charges and other restrictions of every kind (collectively, the “Liens”). Such sale, transfer, conveyance and assignment shall be effective on the date hereof (the “Effective Date”).

2. Buyer hereby absolutely accepts and assumes to be solely liable and responsible for the liabilities associated with the ownership after the Closing Date of the Assets. Except as set forth above, Buyer is not assuming any liabilities or obligations of Seller whatsoever, and the Seller shall continue to be fully responsible for those liabilities and obligations.

3. The Seller covenants and agrees that in the event that (i) the Assets or other rights covered in this Bill of Sale cannot be transferred or assigned by it without the consent of or notice to a third party and in respect of which any necessary consent or notice has not as of the date hereof been given or obtained, or (ii) the Assets or rights are non-assignable by their nature and will not pass by this Bill of Sale, the beneficial interest in and to the same will in any event pass to the Buyer, as the case may be; and the Seller covenants and agrees (in each case without any obligation on the part of the Seller to incur any out-of-pocket expenses) (a) to hold, and hereby declares that it holds, such property, Assets or rights in trust for, and for the benefit of, the Buyer, (b) to cooperate with the Buyer in the Buyer’s efforts to obtain and to secure such consent and give such notice as may be required to effect a valid transfer or transfers of such Assets or rights, (c) to cooperate with the Buyer in any reasonable interim arrangement to secure for the Buyer the practical benefits of such Assets pending the receipt of the necessary consent or approval, and (d) to make or complete such transfer or transfers as soon as reasonably possible.

4. The Seller further agrees (without any obligation on the part of the Seller to incur any out-of-pocket expenses) that it will at any time and from time to time, at the request of the Buyer, execute and deliver to the Buyer any and all other and further instruments and perform any and all further acts reasonably necessary to vest in the Buyer the right, title and interest in or to any of the Assets which this instrument purports to transfer to the Buyer.

5. Any individual, partnership, corporation or other entity may rely, without further inquiry, upon the powers and rights herein granted to the Buyer and upon any notarization, certification, verification or affidavit by any notary public of any state relating to the authorization, execution and delivery of this Bill of Sale or to the authenticity of any copy, conformed or otherwise, hereof.

6. All of the terms and provisions of this Bill of Sale will be binding upon the Seller and its successors and assigns and will inure to the benefit of the Buyer and its successors and assigns.

7. This Agreement shall be governed by the laws of the State of Florida, without regard to conflicts of law principles thereunder.

8. This Bill of Sale is being delivered in connection with the Closing under the Purchase Agreement and is made subject to the provisions of the Purchase Agreement. In the event of any conflict or inconsistency between this Bill of Sale and the Purchase Agreement, the Purchase Agreement shall be the controlling document.

9. This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has caused this Bill of Sale and Assignment to be executed as of the date and year first set forth above.

PIXORIAL, INC.

By:
Name:
Title:

LIFELOGGER TECHNOLOGIES CORP.

By:
Name:
Title:

Exhibit “C”

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is dated as of __________, 2016 and made by the shareholder set forth on the signature page to this Agreement (the “Holder”). Any and all capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement (as defined below).

WHEREAS, each of Lifelogger Technologies Corp. (the “Company”), Pixorial, Inc. (“Pixorial”) and Andres Espiniera, have entered into an Amended and Restated Asset Purchase Agreement dated June 20, 2016 (the “Asset Purchase Agreement” ) that provides for the Company’s purchase of Pixorial’s assets and extinguishment of certain debts; and

WHEREAS, the execution and delivery of this Agreement by the undersigned is a condition to the closing of the Asset Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Representations and Warranties. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto.

2. Lock-Up. Following the Closing, the undersigned will not, directly or indirectly:

(a) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of the Company or any other securities convertible into or exercisable or exchangeable for shares of the Company, in each case which are beneficially owned and/or acquired as of the date of this Agreement or underlying any security acquired as of the date of this Agreement, or any other shares of the Company that may be acquired by the Holder under the terms of the Asset Purchase Agreement (collectively, the “Shares “), including, without limitation, Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and Shares that may be issued upon exercise of any options or warrants, or securities convertible into or exercisable or exchangeable for Shares;

(b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise; or

(c) publicly disclose the intention to do any of the foregoing.

3. Release of Lock-Up, Exclusions. The restrictions on the actions set forth in Sections 2(a) through (c) above shall expire with respect to: one-third (1/3) of the Shares on the one (1) year anniversary of the Closing; (ii) one-third (1/3) of the Shares on the two (2) year anniversary of the Closing and (iii) one-third (1/3) of the Shares on the three (3) year anniversary of the Closing. Furthermore, such restrictions shall not apply to: (i) transfers of Shares as a bona fide gift; (ii) transfers of Shares to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; (iii) transfers of Shares to any beneficiary of the undersigned pursuant to a will, trust instrument or other testamentary document or applicable laws of descent; (iv) transfers of Shares to the Company by way of repurchase or redemption; (v) transfers of Shares to any Affiliate of the undersigned; (vi) transfers of Shares by the undersigned that are in compliance with applicable federal and state securities laws; or (vii) transfer of Shares by the undersigned pursuant to an underwritten secondary offering provided that, in the case of any transfer or distribution pursuant to clause (i), (ii), (iii), (v) or (vi) above, each donee, distributee or transferee shall sign and deliver to the Company, prior to such transfer, a lock-up agreement substantially in the form of this Agreement. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

4. Right to Decline Transfer. The Company and its transfer agent on its behalf are hereby authorized (a) to decline to register any transfer of securities if such transfer would constitute a violation or breach of this Agreement and (b) to imprint on any certificate representing Shares a legend describing the restrictions contained herein.

5. Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be given in accordance with the notice provisions of the Asset Purchase Agreement, provided that the address for notices to the Holder shall be as set forth on the signature page hereto.

6. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

7. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

8. Amendment. This Agreement may be amended or modified by written agreement executed by the undersigned and the Company.

9. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first indicated above.

HOLDER:

By:
Print Name:
Print Title (if applicable):
Name of Entity (if applicable):

Address:

Date:

SCHEDULE 1.1(a)

ACQUIRED INTELLECTUAL PROPERTY

1. Trademarks:

a. What’s Your Story ®  (Registration: #4233467 Principal)

SCHEDULE 2.1

ALLOCATION OF SHARES

First Name	Last Name	No. of Shares
Pixorial Shareholders
Andres	Espineira	100,000
Gina	Miccio	30,000
Justin	Van Dyke	5,000
Tim	Schreiner	5,000
Terry	Brown	4,000
Dan	Logan	3,000
Aron	Bohl	2,500
Helen	Irza	2,500
Phil	Beadle	1,300
Miroslav	Wiesner	2,000
Dean	Grenier	1,800
Brigitte	Ulrich-Twitty	1,700
Morgan	Davies	900
Joel	Cooper	800
Judy	Logan	800
Erik	Van Lankvelt	600
Jason	Damata	500
Creditors
Siena Pier Ventures, LLC		182,500
Siena Pier Ventures 2007 Fund LLLP		2,255,300
Total		2,600,200

SCHEDULE 2.2

ALLOCATION OF PURCHASE PRICE

[To be provided at or prior to Closing.]

SCHEDULE 4.2

CONSENTS

1.	Consent of Siena Pier Ventures 2007 Fund, LLLP related to that certain Convertible Promissory Note dated June 27, 2008, as amended pursuant to the Amendment dated as of February 2, 2010 in the principal amount of $1,400,000.00 as of January 12, 2010.

2.	Consent of Siena Pier Ventures, LLC related to that certain Senior Promissory Note dated June 2015 in the principal amount of up to $825,000.00.

SCHEDULE 4.6

LITIGATION AND PROCEEDINGS

None.